Restated Certificate of Incorporation
of
Sears, Roebuck and Co., as amended to
May 13, 1996

1. NAME

The name of the Corporation is Sears, Roebuck and Co.

2. PURPOSES

The purposes of the Corporation are:

2.1 To manufacture, buy, sell, import, export, distribute and deal in goods, wares, merchandise and related services of every kind, and any and all materials or articles for, or used or useful in connection with all or any of the objects aforesaid.

2.2 To engage in any activity which may promote the interests of the Corporation, or enhance the value of its property, to the fullest extent permitted by law.

3. SHARES

3.1 Authorized Shares. The total number of shares which the Corporation may issue is 1,050,000,000, of which 1,000,000,000 shall be common shares of a par value of $0.75 each and 50,000,000 shall be preferred shares of a par value of $1.00 each.

3.2 Preferred Shares. The preferred shares may be issued from time to time in series. The board of directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations as between series, subject to such limitations as may be prescribed by law. In particular, the board of directors may establish, designate and fix the following with respect to each series of preferred shares: establish and specify a designation of such series; fix the dividend rights of holders of shares of each such series; fix the terms on which shares of each such series may be redeemed if the shares of such series are to be redeemable; fix the rights of the holders of shares of each such series upon dissolution or any distribution of assets; fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of shares of each such series; fix the terms upon which the shares of each such series may be converted into or exchanged for shares of any other class or classes or of any one or more series of preferred shares if the shares of such series are to be convertible or exchangeable; fix the voting rights, if any, of the shares of each such series; and any other relative rights, preferences, or limitations of shares of the series consistent herewith and applicable law.

3.2.1 8.88% Preferred Shares, First Series.

(1)Designation. An aggregate of 3,250,000 preferred shares, par value $1.00 per share, of the Company are hereby constituted as a series of preferred shares designated as "8.88% Preferred Shares, First Series" (hereinafter called "First Series Preferred Shares").

(2)Dividends. (a) The holders of First Series Preferred Shares shall be entitled to receive a cash dividend per share (payable as set forth below), out of funds legally available for the purpose, computed as follows (rounded to the nearest cent):

(i)for the Initial Dividend Period (as hereinafter defined), the product of (A) 8.88% times (B) a fraction the numerator of which is the number of days from (and including) the date of the original issue of the First Series Preferred Shares to (but not including) December 31, 1991, on the basis of 30-day months, and the denominator of which is 360 times (C) $100; and

(ii)for each Quarterly Dividend Period thereafter, the product of (A) 8.88% times (B) .25 times (C) $100.

Such dividends shall be cumulative from the date of original issue of such shares and shall be payable in arrears, when and as declared by the Board of Directors, on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 1992. Each such dividend shall be paid to the holders of record of the First Series Preferred Shares as their names shall appear on the share register of the Company on such record date, not exceeding 50 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Company. Dividends on account of arrears for any past Dividend Periods (as hereinafter defined) may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company.

(b)The term:

(i)"Dividend Period" shall mean the Initial Dividend Period or any Quarterly Dividend Period (collectively referred to as "Dividend
Periods");

(ii)"Initial Dividend Period" shall mean the period from the date of the original issue of the First Series Preferred Shares through December 31, 1991; and

(iii)"Quarterly Dividend Period" shall mean each of the periods commencing on January 1, April 1, July 1 and October 1 in each year and ending on (and including) the day next preceding the first day of the next Quarterly Dividend Period, beginning on January 1, 1992.

(c)So long as any of the First Series Preferred Shares are outstanding, no dividend (other than dividends or distributions paid in common shares, or in options, warrants or rights to subscribe for or purchase common shares or another stock ranking junior to the First Series Preferred Shares as to dividends and other than as provided in paragraph
(d) of this Section (2)) shall be declared or paid or set aside for payment or other distribution declared or made upon the common shares or upon any other stock ranking junior to or on a parity with the First Series Preferred Shares as to dividends, nor shall any common shares or any other stock of the Company ranking junior to or on a parity with the First Series Preferred Shares as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the First Series Preferred Shares as to dividends) unless, in each case, the full cumulative dividends on the outstanding First Series Preferred Shares shall have been paid or set apart for payment for all Dividend Periods terminating on or prior to the date of such payment or action, as the case may be.

(d)When dividends are not paid in full, as aforesaid, on the First Series Preferred Shares and on any other preferred shares ranking on a parity as to dividends with the First Series Preferred Shares, all dividends declared on the First Series Preferred Shares and any other preferred shares ranking on a parity as to dividends with the First Series Preferred Shares shall be declared ratably in accordance with the respective dividends which would be payable on the First Series Preferred Shares and such other preferred shares if all accrued and unpaid dividends thereon were paid in full. Holders of First Series Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the First Series Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the First Series Preferred Shares which may be in arrears.

(3)Dissolution Preference. (a) In the event of any liquidation, dissolution, or winding up (hereinafter "Dissolution") of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Company ranking junior to the First Series Preferred Shares upon Dissolution, the holders of the First Series Preferred Shares shall be entitled to receive for each share $100 plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any First Series Preferred Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of final distribution falls plus (ii) the product of (A) 8.88% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of final distribution falls, to (but not including) the date of final distribution, on the basis of 30-day months, and the denominator of which is 360 times (C) $100; but such holders shall not be entitled to any further payment. If, upon any Dissolution of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the First Series Preferred Shares and any other preferred shares ranking as to Dissolution on a parity with the First Series Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and Dissolution payments on any other such other preferred shares, then such assets, or the proceeds thereof, shall be distributed among the holders of First Series Preferred Shares and any such other preferred shares ratably in accordance with the respective amounts which would be payable on such First Series Preferred Shares and any such other preferred shares if all amounts payable thereon were paid in full. For the purposes of this Section (3), a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, or a consolidation or merger of the Company with one or more corporations shall not be deemed to be a Dissolution, voluntary or involuntary.

(b)Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the First Series Preferred Shares upon Dissolution, upon any Dissolution of the Company, after payment shall have been made in full to the First Series Preferred Shares as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the First Series Preferred Shares upon Dissolution shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the First Series Preferred Shares shall not be entitled to share therein.

(4)Redemption. (a) Except as provided in paragraph (b) of this Section 4, the First Series Preferred Shares may not be redeemed prior to November 9, 1996. Thereafter, the Company, at its option, may redeem the First Series Preferred Shares, as a whole or in part, at any time or from time to time at redemption prices which shall be $100 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption (subject to the right of the holders of record of any First Series Preferred Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of redemption), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of redemption falls, plus (ii) the product of (A) 8.88% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of redemption falls to (but not including) the date of redemption, on the basis of 30-day months, and the denominator of which is 360 times (C) $100.

(b)Prior to November 9, 1996, the Company at its option may redeem all, but not less than all, of the outstanding First Series Preferred Shares if the holders of the First Series Preferred Shares shall be entitled to vote upon or consent to a merger or consolidation of the Company as provided in Section (7) and all of the following conditions have been satisfied: (i) the Company shall have requested the vote or consent of the holders of the First Series Preferred Shares to the consummation of such merger or consolidation, stating in such request that failing the requisite favorable vote or consent the Company will have the option to redeem the First Series Preferred Shares, (ii) the Company shall not have received the favorable vote or consent requisite to the consummation of the transaction within 60 days after making such written request (which shall be deemed to have been made upon the mailing of the notice of any meeting of holders of the First Series Preferred Shares to vote upon granting such consent), and (iii) such transaction shall be consummated on the date fixed for such redemption, which date shall be no more than one year after such request is made. Any such redemption shall be on notice as aforesaid (and on an additional notice in accordance with paragraph (c) of this Section (4), which may be contemporaneous with, or included in, the notice provided for by this paragraph (b)) at the redemption price of (i) $100 per share, plus (ii) accrued and unpaid dividends thereon to the date fixed for redemption (subject to the right of the holders of record of any First Series Preferred Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of redemption), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of redemption falls, plus (ii) the product of (A) 8.88% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of redemption falls, to (but not including) the date of redemption, on the basis of 30-day months, and the denominator of which is 360 times (C) $100.

(c)In the event the Company shall redeem any First Series Preferred Shares, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the share register of the Company. Each such notice shall state: (1) the redemption date; (2) the number of shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the First Series Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the redemption price) shall cease. The Company's obligation to provide monies in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) having an office in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the First Series Preferred Shares so called for redemption. Any interest accrued on such funds shall be paid to the Company from time to time.

(d)Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid. If less than all the outstanding First Series Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares not previously called for redemption by lot or pro rata (as nearly as may be possible) or by any other method determined by the Company in its sole discretion to be equitable, except that in any redemption of fewer than all the outstanding First Series Preferred Shares the Company may redeem all First Series Preferred Shares held by all holders of a number of shares not to exceed 100 as may be specified by the Company.

(e)In no event shall the Company redeem less than all the outstanding First Series Preferred Shares unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding First Series Preferred Shares for all Dividend Periods terminating on or prior to the date fixed for redemption.

(5)Shares to be Retired. All First Series Preferred Shares redeemed or purchased by the Company shall be retired and cancelled and shall be restored to the status of authorized but unissued preferred shares, without designation as to series, and may thereafter be issued, but not as First Series Preferred Shares.

(6)Conversion or Exchange. The holders of First Series Preferred Shares shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock (or any other security) of the Company.

(7)Voting. (a) Except as hereinafter in this Section (7) expressly provided or as otherwise from time to time required by law, the First Series Preferred Shares shall have no voting rights. Whenever, at any time or times, dividends payable on the First Series Preferred Shares shall be in arrears in an amount equal to at least the dividends payable for six Quarterly Dividend Periods on the First Series Preferred Shares at the time outstanding, the holders of the outstanding First Series Preferred Shares shall have the exclusive right, voting separately as a class with holders of any one or more other series of preferred shares ranking on a parity with the First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Company at the Company's next annual meeting of shareholders and at each subsequent annual meeting of shareholders.
Such directors shall be elected for terms expiring at the next succeeding annual meeting of shareholders or until their respective successors are elected and qualified, unless such terms are sooner terminated as provided in this paragraph (a) of this Section (7). At elections for such directors, each holder of First Series Preferred Shares shall be entitled to vote cumulatively in accordance with Article
3.5 of the Restated Certificate of Incorporation of the Company as to the directors to be elected by such holders voting as a class (the holders of any other series of preferred shares ranking on a parity being entitled to such number of votes, if any, for each share held as may be granted to them). The right of the holders of the First Series Preferred Shares, voting separately as a class, to elect (either alone or together with the holders of any one or more other series of preferred shares ranking on a parity) members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated on the First Series Preferred Shares shall have been paid in full or set aside for payment by the Company, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent failure to pay dividends in the aggregate amount specified above. Any such director may be removed from office, with or without cause, only by vote of holders of the First Series Preferred Shares voting as a class with holders of any one or more other series of preferred shares ranking on a parity with the First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable, and by such vote as may be required by law.

(b)Upon any termination of the right of the holders of the First Series Preferred Shares as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the First Series Preferred Shares voting as a class shall terminate immediately. If the office of any director elected by the holders of the First Series Preferred Shares voting as a class as herein provided becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of the First Series Preferred Shares voting as a class as herein provided may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)So long as any First Series Preferred Shares remain outstanding, the consent of the holders of at least two-thirds of the First Series Preferred Shares outstanding at the time (voting separately as a class together with all other series of preferred shares ranking on a parity with First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i)the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of shares (including any class or series of preferred shares) ranking prior (as that term is defined in paragraph (e) of this Section (7)) to the First Series
Preferred Shares; or

(ii)the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation in any manner which would materially and adversely affect any right, preference, privilege or voting power of the First Series Preferred Shares or of the holders thereof; provided, however, that any increase in the amount of authorized preferred shares or the creation and issuance of other series of preferred shares, in each case ranking on a parity with or junior to the First Series Preferred Shares with respect to the payment of dividends and the distribution of assets upon Dissolution shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; provided, further, that the creation of a class or series of shares entitled to vote as a class together with the First Series Preferred Shares on the matters stated herein and having a voting power greater than one vote for each $100 of liquidation preference (exclusive of accrued and unpaid dividends), shall be deemed to materially and adversely affect the voting power of the Preferred Shares.

(d)So long as any First Series Preferred Shares remain outstanding, the consent of the holders of at least a majority of the First Series Preferred Shares outstanding at the time (voting separately as a class together with all other series of preferred shares ranking on a parity with First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to effect the merger or consolidation of the Company with or into any other corporation, if and only if the plan of merger or consolidation contains any provision which, if contained in an amendment to the Company's Restated Certificate of Incorporation, would entitle the holders of shares of such class or series to vote as a class thereon.

(e)The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the First Series Preferred Shares shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

(f)Any class or classes of shares of the Company shall be deemed to rank:

(i)prior to the First Series Preferred Shares as to dividends or as to distribution of assets upon Dissolution if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon Dissolution in preference or priority to the holders of the First Series Preferred Shares; and

(ii)on a parity with the First Series Preferred Shares as to dividends or as to distribution of assets upon Dissolution whether or not the dividend rates, dividend payment dates, or redemption or Dissolution prices per share thereof be different from those of the First Series Preferred Shares, if the holders of such class of shares and the First Series Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon Dissolution in proportion to their respective dividend rates or Dissolution prices, without preference or priority one over the other.

3.3 Common Shares. The holders of common shares, subject to law and to the rights of the preferred shares, shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action, each common share being entitled to one vote.

3.4 Preemptive Rights. The holders of shares of the Corporation shall have no preemptive rights to purchase any shares or any other securities of the Corporation.

3.5 Cumulative Voting. At all elections for directors of the Corporation, each shareholder entitled to vote for the election of directors shall be entitled to as many votes as shall equal the number of shares owned by said shareholder multiplied by the number of directors to be elected. A shareholder may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them.

3.6 Share Distributions. The board of directors may from time to time authorize the distribution of shares of any class or series to the holders of the same or of any other class or series of shares.

4. BYLAWS

The board of directors may adopt, amend or repeal the bylaws of the Corporation.

5. DIRECTORS

5.1 Number of Directors. The number of directors of the Corporation shall be fixed and may from time to time be increased or decreased by the board of directors, but in no event shall the number of directors be less than 9 or more than 30.

5.2 Classified Directors. Notwithstanding anything to the contrary in the by-laws, the directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, with each director in each class to hold office until his or her successor is elected and qualified. At the annual meeting held in 1988, the three classes of directors shall be elected to serve terms expiring in 1989, 1990 and 1991, respectively. At each annual meeting of shareholders beginning with the meeting to be held in 1989, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is elected and qualified. Any newly created directorship or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the board and any newly created directorships are filled by the board, there shall be no classification of the additional directors until the next annual meeting of shareholders.

5.3 Vacancies. Any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.
5.4 Removal. Any director may be removed from office only for cause and only by the affirmative vote of at least 75% of the shares entitled to vote.

5.5 Preferred Shares. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred shares issued by the Corporation shall have the right to vote separately by series to elect directors at an annual or special meeting of shareholders, the election, terms of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

5.6 Required Vote. Notwithstanding anything contained in this certificate to the contrary, the affirmative vote of a least 75% of the shares entitled to vote shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article 5, or to fix
(including by increase or decrease) the number of directors of the Corporation by vote of the Corporation's shareholders.

6. MISCELLANEOUS

6.1 Office. The office of the Company it to be located in the County of Westchester of the State of New York.

6.2 Service of Process. The Secretary of State of New York is designated as an agent of the Company upon whom process against the Company may be served in any action or proceeding against it within the State of New York. The post office address to which the Secretary of State shall mail a copy of any process against the Company served upon him or her is Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179-0002, Attention: Secretary.

7. LIMITATION

A director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, unless a judgement or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the New York Business Corporation Law. The foregoing sentence shall not eliminate or limit the liability of any director for any act or omission occurring prior to the adoption of this
Article 7. If the New York Business Corporation Law is amended after adoption of this Article by the shareholders to authorize corporations to further limit director liability, this Article shall be construed to limit director liability to the fullest extent permitted by the New York Business Corporation Law as so amended. No amendment to or repeal of this Article 7, and no modification to its provisions, shall apply to, or have any effect upon, the liability or alleged liability of any director with respect to any acts or omissions of such director prior to such amendment, repeal or modification.